Exhibit 10.39

[SYBASE LETTERHEAD]

February 7, 2003

John S. Chen
Chairman, CEO & President
Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

Dear John:

This is to inform you of your 2004 Executive Compensation as approved by the Sybase, Inc. Compensation Committee and the Board of Directors at the February 5, 2004 meeting. The cash component of your new compensation is retroactive to January 1, 2004.

1.	Cash Compensation
•	Annual base salary: $900,000 (paid semi-monthly at $37,500)
•	Annual incentive bonus target: 122% ($1,100,000)
•	Annual total target earnings: $2,000,000

Your annual bonus target will be based on Sybase, Inc. overall company performance as follows:
•	50% on Sybase revenue of $865M
•	50% on Sybase profit before taxes (PBT) of $162M

Payment of annual incentive bonus will be based on following:
a) Sybase revenue:
•	70% at 95% of target performance
•	100% at 100%
•	3 for 1 after 100% (e.g. 130% at 110%)
•	no cap

b) Sybase PBT
•	70% at 70% of target performance
•	100% at 100%
•	3 for 1 after 100% (e.g. 130% at 110%)
•	no cap

2.	Long Term Incentives
a) Sybase Stock Options (with 3-year vesting):
•	700,000 shares at February 5, 2003 strike price

b) Sybase Restricted Stock Options (with 4-year vesting)
•	250,000 shares at $0.10 per share

John S. Chen
February 7, 2003

John as you know, the Compensation Committee and the rest of the Board have worked very diligently to provide you with competitive total compensation. In addition to the aforementioned cash compensation, long-term/stock incentives, you also have the following company-paid benefit programs. Reimbursement paid to you under the following programs will continue to be grossed up for federal and income tax purposes.

•	Retirement:
–	Retire health program under the Sybase Silver Nautilus Plan (for you, your spouse, and eligible dependents) — new program
–	$6,000 company match for 401(k) plan will continue

•	Insurance:
–	Executive life insurance policy has been increased to $5 Million
–	Executive long-term disability insurance remains unchanged.

•	Car Allowance:
–	Allowance of $18,000 remains unchanged

•	Reimbursement for Medical, Financial Planning, Legal, Tax Planning and Preparation, and Estate Planning Services:
–	Your allowance has been increased from $10,000 to $20,000

On behalf of the Board of Directors and our shareholders, let me take this opportunity to thank you for your strong leadership and contribution to Sybase, Inc.

Sincerely,

/S/ RICHARD C. ALBERDING

Richard C. Alberding
Compensation Committee Chairman and Board Member

cc:	Nita White-Ivy HR File